NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Announces Initial Creditor Claim Distribution

     Minneapolis; December 17, 2003 — NRG Energy, Inc. has completed the calculations regarding the initial distribution that its Class 5 (NRG Unsecured Claims) and Class 6 (NRG-Power Marketing Inc. Unsecured Claims) creditors can expect to receive on a hypothetical allowed claim of $1,000.00.

     A creditor holding an Allowed Claim in Class 5 of $1,000.00, who has not elected to participate in the Reallocation Election as described in the NRG Plan of Reorganization, will receive the following distributions in accordance with the Plan:

•	$80.80 in principal amount of new 10 percent NRG senior notes. If NRG elects to monetize the new 10 percent NRG senior notes in accordance with Section 2.4 of the Plan, such holders would receive $80.80 in cash;

•	16.1595 shares of new NRG common stock, (this number is for calculation purposes only as shares actually distributed will be rounded up to the nearest whole number); and

•	$63.45 in cash from the Released Based Amount as described in the NRG Plan of Reorganization.

     This distribution results in a 53.27 percent initial recovery to Class 5 creditors based on estimated reorganization value of $24.04 per share for the NRG Common Stock. If the refinancing transactions for NRG’s Northeast, South Central and Mid-Atlantic operating subsidiaries are consummated, NRG will distribute an additional $125 million in cash to creditors in Class 5. As a result, a creditor holding an Allowed Claim in Class 5 of $1,000.00, who has not elected to participate in the Reallocation Election, would receive an additional $20.34 in cash, resulting in an initial recovery of 55.31 percent.

     A creditor holding an Allowed Claim in Class 6 of $1,000.00, who has not elected to participate in the Reallocation Election, will receive the following distributions in accordance with the Plan:

•	$80.80 in principal amount of new 10 percent NRG senior notes. If NRG elects to monetize the new 10 percent NRG senior notes in accordance with Section 2.4 of the Plan, such holders would receive $80.80 in cash, and

•	16.1595 shares of new NRG common stock, (this number is for calculation purposes only as shares actually distributed will be rounded up to the nearest whole number).

     This results in an initial recovery of 46.93 percent to Class 6 creditors.

     As disputed claims are resolved, subsequent quarterly distributions may be made to holders of Allowed Claims in accordance with the NRG Plan of Reorganization. In addition, subject to meeting certain liquidity thresholds in September 2004, NRG has agreed with its creditors to make an additional cash distribution of up to $25 million and paydown of up to $100 million of any outstanding 10 percent NRG senior notes.

     NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the United States. Its operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

     Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, calculation of the estimated value of the amount to be received by creditors, NRG’s possible election to monetize the new 10 percent NRG senior notes, and the possible distribution of an additional $125 million if the exit financing transactions are consummated. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause the results to differ materially from those contemplated in the forward-looking statements above include, among others, the possibility that common stock and senior notes will note have the value necessary to result in the initial recovery percentage, the possibility that NRG will not elect to monetize the senior notes, and the possibility that the exit financing will not be consummated.

     The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

# # #

Contact:	Lesa Bader 612.373.6992